Exhibit 5.1
A CMS Energy Company
Shelley J. Ruckman
Assistant General Counsel
March 6, 2009
Consumers Energy Company
One Energy Plaza
Jackson, MI 49201

RE:	Consumers Energy Company $500,000,000 First Mortgage Bonds Due 2019
Ladies and Gentlemen:
     I am the Assistant General Counsel of Consumers Energy Company, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $500,000,000 aggregate principal amount of its 6.70% First Mortgage Bonds due 2019 (the “Bonds”), issued under the Indenture dated as of September 1, 1945 between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended by certain supplemental indentures thereto including the 111th Supplemental Indenture dated as of March 6, 2009 relating to the Bonds. The Company issued and sold the Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No 333-153353-03) (the “Registration Statement”) and a Prospectus Supplement dated March 2, 2009 to a Prospectus dated September 5, 2008.
     In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.
     On the basis of such review, I am of the opinion that the Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 788-0305 • Fax 517 788-0768

March 6, 2009

     I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on March 6, 2009 which is incorporated by reference in the Registration Statement.
Very truly yours,
/s/ Shelley J. Ruckman